EXHIBIT 99.1

A.D.A.M., Inc. Announces Third Quarter Results

Company reports quarterly net income of $0.01 per share

Healthcare revenues increase 30%

Atlanta, GA – October 29, 2003 – A.D.A.M., Inc. (Nasdaq: ADAM) today announced its financial results for the third quarter ended September 30, 2003.

A.D.A.M reported net income for the third quarter of 2003 of $86,000, or $0.01 per fully diluted share, as compared to a loss of ($419,000), or ($0.06) per fully diluted share, in the year ago quarter.  Revenues for the quarter ended September 30, 2003 were $1,873,000 compared to revenues of $2,283,000 in the year-ago period, a decrease of $410,000.  The quarterly revenue decrease is a result of the expiration of a content licensing agreement with WebMD Corp. at the end of the first quarter of 2003 that provided quarterly revenues of approximately $600,000. Excluding WebMD, A.D.A.M.’s revenues for the third quarter of 2003 increased approximately 10% from the same period last year while operating expenses decreased approximately 30%.

A.D.A.M.’s revenues from its healthcare-related products for the third quarter of 2003 increased 30% over the year-ago period. Revenues, year-to-date, from healthcare now represent a majority of A.D.A.M.’s total revenues.

A.D.A.M. reported net income for the nine-month period ended September 30, 2003 of $511,000, or $0.06 per fully diluted share, as compared to a net loss of ($1,213,000), or ($0.17) per fully diluted share, for the nine months ended September 30, 2002.  Revenues for the nine-month period ended September 30, 2003 were $6,151,000, compared to revenues of $6,543,000 during the same period last year, a decrease of less than 6% despite the March 2003 expiration of the WebMD contract.

Net cash provided from operating activities for the nine months ended September 30, 2003 was $2,146,000 compared to $331,000 during the same period last year. Cash and cash equivalents were $4,540,000 as of September 30, 2003, an increase of $2,320,000 from $2,220,000 as of December 31, 2002.

“We are pleased to have three consecutive quarters of profitability, to see our cash balance during the year increase considerably and to continue our strong progress in the healthcare market,” commented Robert S. Cramer, Jr., A.D.A.M.’s Chairman and CEO.  “The growth we have experienced in healthcare over a relatively short period of time demonstrates not only the demand for A.D.A.M.’s health content products and services, but also the focus we have put into business development and product development over the last several years,” he continued.

“Looking ahead to 2004, we are focused on continuing to grow our healthcare business with expanded distribution and a number of new products including new CD, print and direct-to-consumer products.  Furthermore, we intend to leverage A.D.A.M.’s unique content assets and proprietary technology over even wider areas of eHealth such as disease management and consumer-driven healthcare initiatives, without significant increases to our operating expenses,” Mr. Cramer concluded.

Conference Call Information

A.D.A.M. will hold its third quarter earnings conference call today, October 29, 2003, at 10:00 A.M. EST. To participate in the call, please dial (888) 882-0109 approximately five minutes prior to the start time.  International callers may dial (212) 346-6412.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company’s actual results, performance or developments include general economic conditions, development of the Internet as a source of healthcare information  products, pricing actions taken by competitors, demand for the company’s healthcare information products, and changes in laws and regulations that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update any of its forward-looking statements.

About A.D.A.M., Inc.

A.D.A.M., Inc. (NASDAQ: ADAM -News ) is a leading developer of interactive healthcare information and technology for use by healthcare organizations on the Web, in print or on CD ROM. A.D.A.M. products contain physician-reviewed text, dynamic health visuals, and interactive multimedia that consumers and patients can use in the management and understanding of their personal health. A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information. For more information about A.D.A.M., visit www.adam.com.

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A.D.A.M., Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September, 30		Nine Months Ended September, 30
	2003	2002	2003	2002

Total revenues	$1,873	$2,283	$6,151	$6,543

Operating expenses:
Cost of revenues	420	360	1,296	1,021
General and administrative	487	636	1,312	1,727
Product and content development	281	592	1,124	1,906
Sales and marketing	392	793	1,353	2,262
Depreciation and amortization	217	220	588	714

Total operating expenses	1,797	2,601	5,673	7,630

Operating income (loss)	76	(318)	478	(1,087)

Interest income (expense), net	10	10	33	53

Income (loss) before losses from affiliate	86	(308)	511	(1,034)

Losses from affiliate	—	(111)	—	(179)

Net income (loss)	$86	$(419)	$511	$(1,213)

Basic net income (loss) per common share	$0.01	$(0.06)	$0.07	$(0.17)

Basic weighted average number of common shares outstanding	7,421	6,975	7,163	7,194

Diluted net income (loss) per common share	$0.01	$(0.06)	$0.06	$(0.17)

Diluted weighted average number of common shares outstanding	8,325	6,975	7,973	7,194

	Summary Balance Sheet Data
	9/30/2003	12/31/2002
Cash and short term investments	$4,540	$2,220
Accounts receivable-net	742	1,288
Total current assets	5,712	3,838
Goodwill	2,043	2,043
Total assets	9,890	8,691
Deferred revenue	2,177	1,916
Short term debt	11	19
Total current liabilities	2,724	2,632
Total liabilities	2,763	2,679
Shareholders’ equity	7,127	6,012
Working capital	2,988	1,206